                              SIGMA CIRCUITS, INC.
                               393 MATHEW STREET
                         SANTA CLARA, CALIFORNIA 95050

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 16, 1997
                            ------------------------

TO THE STOCKHOLDERS OF SIGMA CIRCUITS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SIGMA CIRCUITS, INC., a Delaware corporation (the "Company"), will be held on Tuesday, December 16, 1997 at 10:00 a.m. local time at the principal executive offices of the Company, 393 Mathew Street, Santa Clara, California 95050, for the following purpose:

    1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected.

    2. To approve the Company's Amended and Restated 1997 Stock Option Plan, including provisions for (i) the transferability of Supplemental Stock Options, (ii) acceleration of vesting and exercisability of options for employees involuntarily terminated without cause within thirteen months after a change in control, (iii) extension of the term of the plan until October 2007, and (iv) an increase in the number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

    3. To approve the Company's Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 159,092 shares.

    4. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending June 30, 1998.

    5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on October 24, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                               [SIGNATURE]

                                          Philip S. Bushnell

                                          SECRETARY

Santa Clara, California

November 6, 1997

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
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                              SIGMA CIRCUITS, INC.
                               393 MATHEW STREET
                         SANTA CLARA, CALIFORNIA 95050

                             ---------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                               DECEMBER 16, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of SIGMA CIRCUITS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, December 16, 1997, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the executive offices of the Company, 393 Mathew Street, Santa Clara, California 95050. The Company intends to mail this proxy statement and accompanying proxy card on or about November 6, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicita-tion materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on October 24, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on October 24, 1997, the Company had outstanding and entitled to vote 4,143,565 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 393 Mathew Street, Santa Clara, California 95050, a written notice of revocation or a duly
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executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than July 8, 1998, in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1997. Each of the nominees for election to this class is currently a director of the Company. Mr. Bushnell was previously elected by the stockholders while Mr. Brockl was elected to the Board by the Board of Directors to fill a vacancy created by an increase in the Board of Directors during the previous year. If elected at the Annual Meeting, each of the nominees would serve until the 2000 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

                  NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
                      EXPIRING AT THE 2000 ANNUAL MEETING

    Mr. Bushnell has served as Senior Vice President, Finance and Administration since January 1994. From August 1992 until January 1994, Mr. Bushnell served as Vice President, Finance. He was elected Secretary and Chief Financial Officer in October 1992 and has been a Director since June 1993. From July 1987 to August 1992, Mr. Bushnell was employed in various finance positions with the Company. Prior to joining Sigma, Mr. Bushnell held various finance positions at Varian Associates, a diversified electronics company from 1978 until 1986. Mr. Bushnell is 46 years old.

    Mr. Brockl has been a Director since June 1997. From September 1995 until June 1996, Mr. Brockl served as a General Manager at the Company. From their founding in 1984 until their acquisition by the Company in September 1995, Mr. Brockl was the President and a Director of Citation Circuits, Inc., Citation Enterprises, Inc. and Citron, Inc. Mr. Brockl is 51 years old.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

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          DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

    Mr. Kelly has served as President and Chief Executive Officer and a Director since October 1992. Prior to joining Sigma, Mr. Kelly held the position of Vice President of Operations at Lundahl Astro Circuits Inc., a high volume manufacturer of printed circuit boards, from December 1991 to October 1992. Prior to that time, from December 1990 to December 1991, Mr. Kelly was a founder and President of Vitesse Engineering, a supplier of electrical test fixtures for the printed circuit board industry. From March 1988 to December 1990, Mr. Kelly was Vice President of Sales and Operations at West Coast Circuits, Inc., a quick-turn manufacturer of printed circuit boards. Mr. Kelly is 44 years old.

    Mr. Cummins has been a Director since April 1986 and Chairman of the Board since August 1992. Mr. Cummins is currently the President, Chief Executive Officer and a Director of Cyberonics, Inc., a medical device company. He was a general partner of Vista Partners, L.P., a venture capital partnership which he joined in 1984 until December 1994. Mr. Cummins was also Vice President and a director of Vista Ventures, Inc., a venture capital advisory firm. Mr. Cummins is 43 years old.

          DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

    Mr. Bernard has been a Director since April 1995. Mr. Bernard is currently Senior Vice President and General Manager of Wireless Infrastructure Products with QUALCOMM Inc., a digital wireless communications company. From 1986 until his temporary retirement in May 1994, Mr. Bernard served with QUALCOMM Inc. as Senior Vice President and General Manager of OmniTRACS-TM-. Prior to that he served as Executive Vice President and General Manager of the M/A-COM Telecommunication Division of M/A-COM LINKABIT, a manufacturer of telecommunications interconnects. Mr. Bernard is 65 years old.

    Mr. Boyle has been a Director since May 1996. Mr. Boyle is currently the Chief Financial Officer of Cubic Corporation, an aerospace and defense contractor and the largest manufacturer of automated revenue collection systems for the mass transit industry. Prior to that he served as Vice President and Treasurer of Wickes Corporation, from 1972 until 1983. Mr. Boyle currently serves as a director of Cubic Corporation and the West Coast Advisory Board of Protection Mutual Insurance Company. Mr. Boyle is 63 years old.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended June 30, 1997(1) the Board of Directors held six meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Cummins and Boyle. It met once during such fiscal year.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. Cummins and Bernard. It met once during such fiscal year.

    During the fiscal year ended June 30, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

------------------------

(1) The Company operates on thirteen week quarterly periods each ending on the Saturday closest to the end of the calendar month. For purposes of presentation, the Company has indicated its accounting years as ending on June 30.

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                                   PROPOSAL 2

          APPROVAL OF THE AMENDED AND RESTATED 1997 STOCK OPTION PLAN

    In May 1988 the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1988 Stock Option Plan (the "1988 Plan"). In October 1997 the Board adopted the Amended and Restated 1997 Stock Option Plan (the "Option Plan") as an amendment and restatement of the 1988 Plan, extended the term of the Option Plan from May 1998 to October 2007, included provisions for the transferability of supplemental stock options and for an acceleration of the vesting and exercisability of options after a change in control and reserved an additional 200,000 shares of the Company's Common Stock for issuance under the Option Plan. The Board adopted the Option Plan to ensure that the Company can continue to grant stock options to eligible recipients at levels determined appropriate by the Board.

    As a result of a series of amendments, at October 2, 1997 there were 1,500,000 shares of the Company's Common Stock authorized for issuance under the Option Plan.

    At June 30, 1997, options (net of canceled or expired options) covering an aggregate of 952,720 shares of the Company's Common Stock were outstanding under the Option Plan, and only 199,483 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant under the Option Plan. During the last fiscal year, under the Option Plan, the Company has granted to one executive officer an option to receive 70,000 shares at an exercise price of $6.1875 per share and to all employees (excluding executive officers) as a group options to receive 178,000 shares at exercise prices of $3.625 to $6.875 per share.

    Stockholders are requested in this Proposal to approve the amendment and restatement of the 1988 Plan as the Option Plan and to reserve for issuance an additional 200,000 shares of Common Stock. If the stockholders fail to approve this Proposal, the 1988 Plan will continue in the form prior to amendment and restatement as the Option Plan, and will expire in May 1998.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Option Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

    The essential features of the Option Plan are outlined below:

GENERAL

    The Option Plan provides for the grant or issuance of incentive stock options to employees and supplemental stock options to employees and consultants. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Supplemental stock options granted under the Option Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various options included in the Option Plan.

PURPOSE

    The Option Plan was adopted to provide a means by which selected employees of and consultants to the Company and its affiliates could be given an opportunity to receive stock in the Company, to secure and retain the services of persons capable of filling such positions, to assist in retaining the services of

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employees holding key positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

FORMS OF BENEFIT

    The Option Plan provides for incentive stock options and supplemental stock options (collectively "options").

ADMINISTRATION

    The Option Plan is administered by the Board unless and until the Board delegates administration to a committee composed of one or more members of the Board. If administration is delegated to a committee, such committee will have, in connection with the administration of the Option Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Option Plan, as may be adopted from time to time by the Board. The Board or the committee may delegate to a committee of one or more members of the Board the authority to grant options to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and/or who are either (i) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such option, or (ii) not persons with respect to whom the Company wishes to avoid the application of
Section 162(m) of the Code. The Board may abolish such committee at any time and revest in the Board the administration of the Option Plan.

    The Board has the power to construe and interpret the Option Plan and, subject to the provisions of the Option Plan, to determine the persons to whom and the dates on which options will be granted, what type of option will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

SHARES SUBJECT TO THE PLAN

    The common stock that may be sold pursuant to options under the Option Plan will not exceed in the aggregate one million five hundred thousand (1,500,000) shares of the Company's common stock. If any option expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such option will revert to and again become available for issuance under the Option Plan. The common stock subject to the Option Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

    Incentive stock options may be granted only to employees. Supplemental stock options may be granted to employees and consultants.

    No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of such common stock subject to the option at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant. No person will be eligible to be granted options covering more than one hundred thousand (100,000) shares of the Company's common stock in any calendar year (the "per-employee limitation").

TERM AND TERMINATION

    No option is exercisable after the expiration of ten (10) years from the date it was granted.

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    In the event an optionee's service with the Company or an affiliate (as an employee, director or consultant) is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) but only within the earlier of (i) the date three (3) months after the termination of the optionee's service or (ii) the expiration of the term of the option as set forth in the option agreement. The optionee's service will not be deemed to have terminated merely because of a change in the capacity in which the optionee renders service to the Company or an affiliate or a change in the entity to which the optionee renders such service, provided that there is no interruption or termination of the optionee's service.

    In the event an optionee's service terminates as a result of the optionee's death or disability, the optionee (or such optionee's estate, heirs or beneficiaries) may exercise his or her option, but only within the period ending on the earlier of (i) twelve (12) months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement.

    In the event an optionee's service is involuntarily terminated at any time without cause either at the time of or within thirteen (13) months following a change in control, then the time during which such optionee's option may be exercised immediately will be accelerated. "Cause" means misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud or act of dishonesty against the Company, (iii) conduct by the optionee which based upon a good faith and reasonable factual investigation and determination by the Board demonstrates gross unfitness to serve, or (iv) intentional, material violation by the optionee of any contract between the optionee and the Company or any statutory duty of the optionee to the Company that is not corrected within thirty (30) days after written notice to the optionee. Physical or mental disability will not constitute "cause."

    In the event an optionee voluntarily terminates the optionee's service for good reason either at the time of or within thirteen (13) months following a change in control, then the time during which such optionee's option may be exercised immediately will be accelerated. "Good reason" means (i) reduction of the optionee's rate of compensation as in effect immediately prior to the change in control, (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provides substantially similar benefits to those in which the optionee is entitled to participate immediately prior to the change in control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect the optionee's participation or reduce the optionee's benefits under any of such plans, (iii) change in the optionee's responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by the optionee, (iv) request that the optionee relocate to a worksite that is more than thirty-five (35) miles from the optionee's prior worksite, unless the optionee accepts such relocation opportunity, (v) failure or refusal of a successor to the Company to assume the Company's obligations under the optionee's option, or (vi) material breach by the Company or any successor to the Company of any of the material provisions of the optionee's option.

EXERCISE PRICE

    The exercise price of each incentive stock option will not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock on the date of grant. The exercise price of each supplemental stock option will not be less than eighty-five percent (85%) of the fair market value on the date of grant.

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CONSIDERATION

    The purchase price of stock acquired pursuant to an option is paid either in cash, by deferred payment, by delivery to the Company of other common stock of the Company or in any other form of legal consideration that may be acceptable to the Board. The form of consideration must be stated in the option agreement for an incentive stock option. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest.

TRANSFERABILITY

    An incentive stock option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A supplemental stock option generally will not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. Some supplemental stock option agreements may provide for very limited transferability.

VESTING

    The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

ADJUSTMENTS UPON CHANGES IN STOCK

    If any change is made in the Common Stock subject to the Option Plan, or subject to any option, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Option Plan, the per-employee limitation applicable under the Option Plan and the class(es) and number of shares and price per share of stock subject to outstanding options will be appropriately adjusted.

    In the event of a merger, consolidation, liquidation, dissolution or the sale of substantially all of the Company's assets, a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or the acquisition by any person, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors (collectively, a "change in control"), any surviving corporation will assume any options outstanding under the Option Plan or will substitute similar options for those outstanding under the Option Plan or such options will continue in full force and effect. In the event a surviving corporation refuses to assume such options or substitute similar options, then, with respect to options held by persons then performing services as employees, directors or consultants, the time during which such options may be exercised will be accelerated prior to completion of such transaction and such options terminated if not exercised prior to such transaction.

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AMENDMENT OF THE OPTION PLAN

    The Board at any time, and from time to time, may amend the Option Plan. However, no amendment will be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will increase the number of shares reserved for issuance under the Option Plan, modify the requirements as to eligibility for participation or in any other way if such modification requires stockholder approval in order for the Option Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3, or any Nasdaq or securities exchange requirements. The Board may in its sole discretion submit any other amendment to the Option Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE OPTION PLAN

    The Board may suspend or terminate the Option Plan at any time. Unless sooner terminated, the Option Plan will terminate on October 1, 2007. No options may be granted under the Option Plan while the Option Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    SUPPLEMENTAL STOCK OPTIONS. Supplemental stock options granted under the Option Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a supplemental stock option. Upon exercise of a supplemental stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any

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amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. In 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to options granted in the future under the Option Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the Option Plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 3

              APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

    In March 1994, the Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 290,908 shares of the Company's Common Stock. In October 1997, the Board of Directors of the Company adopted an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan by 159,092 to 450,000 shares. This amendment is intended to ensure that the Company can continue to provide such incentives at levels determined appropriate by the Board. During the last fiscal year, shares were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Mr. Bushnell 3,493 shares ($4.13), Mr. Hardwick 3,602 shares ($4.12), all current executive officers as a group 7,095 shares ($4.13), and all employees (excluding executive officers) as a group 87,992 shares ($4.14).

    Stockholders are requested in this Proposal to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

    The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

    The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

    The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

    The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan.

OFFERINGS

    The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each such offering is of six months in duration.

ELIGIBILITY

    Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the continuous employ of the Company for at least three months preceding the first day of the offering period.

    Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

    Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 10% of such employees' earnings during the purchase period.

PURCHASE PRICE

    The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions after the beginning of any purchase period, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the purchase period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

PURCHASE OF STOCK

    By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

    Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, such plan will terminate in December 2004.

    The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or
(c) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act.

    Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

    If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

    If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Long-term capital gains currently are generally subject to lower tax rates than short-term capital gains or ordinary income.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long-term or short-term depending on how long the optionee has held the stock.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since 1983. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 12, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on September 12, 1997; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                         BENEFICIAL OWNERSHIP(1)
                                                                        --------------------------
                                                                         NUMBER OF    PERCENT OF
NAME                                                                      SHARES         TOTAL
----------------------------------------------------------------------  -----------  -------------
Carl H. R. Brockl(2)..................................................     582,952         13.4%
  1950 W. Fremont Street
  Stockton, CA 94023
Entities affiliated with Metropolitan Capital Advisors, Inc.(3).......     248,000          6.0%
B. Kevin Kelly(4).....................................................     184,824          4.3%
Philip S. Bushnell(5).................................................     104,411          2.5%
W. Kent Hardwick(6)...................................................      26,340         *
Robert P. Cummins(7)..................................................      46,954          1.1%
Thomas J. Bernard(8)..................................................      20,500         *
William H. Boyle(9)...................................................      12,500         *
All directors and officers as a group (7 persons)(10).................     978,481         22.1%

------------------------

   * Less than 1%

 (1) This table is based upon information supplied by officers, directors and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him. Percentage of beneficial ownership is based on 4,138,030 shares of Common Stock outstanding as of September 12, 1997, adjusted as required by rules promulgated by the SEC.

 (2) Includes 200,000 shares of Common Stock issuable to Carl and Linda Brockl pursuant to the terms of a $1,800,000 Convertible Subordinated Note issued to Carl and Linda Brockl as partial consideration for the purchase of substantially all of the assets and certain liabilities of Citation. Also, includes 4,166 shares issuable upon exercise of options exercisable within 60 days of September 12, 1997.

 (3) Based solely on information obtained from a filing made on Schedule 13G with the SEC. Includes 18,700 shares held by KJ Advisors, Inc. ("KJA") and 44,300 shares held by Metropolitan Capital III, Inc. ("MC III"). Jeffrey E. Schwarz and Karen Finerman are directors and officers of Metropolitan Capital Advisors, Inc., KJA and MC III.

 (4) Includes 176,510 shares issuable upon exercise of options exercisable within 60 days of September 12, 1997.

 (5) Includes 53,405 shares issuable upon exercise of options exercisable within 60 days of September 12, 1997.

 (6) Includes 20,399 shares issuable upon the exercise of options exercisable within 60 days of September 12, 1997.

 (7) Includes 16,954 shares issuable upon exercise of options exercisable within 60 days of September 12, 1997.

 (8) Includes 15,500 shares issuable upon exercise of options exercisable within 60 days of September 12, 1997.

 (9) Represents 12,500 shares issuable upon the exercise of options exercisable within 60 days of September 12, 1997.

 (10) Includes 299,434 shares issuable upon exercise of options exercisable within 60 days of September 12, 1997.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    In accordance with Company policy, all members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings. In addition, each non-employee director of the Company received annual compensation of $5,000 for their service as Board members during fiscal 1997.

    On December 31, 1996, Mr. Cummins, Mr. Bernard and Mr. Boyle, the only non-employee directors incumbent at the time, were each automatically granted an option to purchase 3,000 shares of the Company's Common Stock in accordance with the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). On June 9, 1997, the date Mr. Brockl was first elected to the Board of Directors, Mr. Brockl was automatically granted an option to purchase 10,000 shares of the Company's Common Stock pursuant to the Directors' Plan.

    On July 1, 1995, the Company entered into a consulting agreement with Mr. Cummins which provides for a monthly payment of $2,500 to Mr. Cummins in exchange for certain consulting services. The Company has renewed such agreement for one year periods on July 1, 1996 and July 1, 1997.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ending June 30, 1997, 1996 and 1995, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its three other most highly compensated executive officers whose salary and bonus compensation exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                            ANNUAL COMPENSATION         -------------
                                                                      --------------------------------   SECURITIES
                                                                         BONUS      ALL OTHER ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION                      YEAR     SALARY($)     ($)(1)     COMPENSATION ($)(2)   OPTIONS(3)
---------------------------------------------  ---------  ----------  -----------  -------------------  -------------
B. Kevin Kelly                                      1997  $  211,538   $  --            $   9,160            --
  President, Chief Executive                        1996     199,039      75,872            9,150            80,000
  Officer and Director                              1995     175,006      15,500            8,766            53,526

Philip S. Bushnell                                  1997  $  150,000   $  --            $   9,160            --
  Senior Vice President,                            1996     143,500      57,110            9,150            60,000
  Finance and Administration,                       1995     125,000       7,750            8,838            41,268
  Chief Financial Officer,
  Secretary and Director

W. Kent Hardwick                                    1997  $  153,846   $  46,476        $   9,160            70,000
  Vice President, Sales and                         1996     106,014      15,354            9,150            10,000
  Marketing                                         1995      74,574      11,885            8,838               306

Douglas B. Crerar                                   1997  $  136,964   $  --            $   5,325            --
  Former Vice President,                            1996      81,346      16,250            5,250            75,000
  Sales and Marketing                               1995      --          --               --                --

------------------------

(1) Bonuses awarded to Messrs. Kelly and Bushnell in fiscal 1995 were paid in the first quarter of fiscal 1996.

(2) Consists of automobile allowance and premiums for health insurance benefits.

(3) These options become exercisable in 54 equal monthly installments beginning with the seventh month from the date of grant.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company has granted options to its executive officers under its 1988 Stock Option Plan (the "1988 Plan"), adopted in May 1988 and amended in October 1993, March 1994, June 1995, September 1995.

    At June 30, 1997, options (net of canceled or expired options) covering an aggregate of 952,720 shares of the Company's Common Stock were outstanding under the 1988 Plan, and only 199,483 shares (plus any shares that might in the future be returned to the 1988 Plan as a result of cancellations or expiration of options) remained available for future grant under the 1988 Plan. The Board of Directors voted in October 1997 to amend and restate the 1988 Plan as the 1997 Stock Option Plan (the "Option Plan"), subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Option Plan by 200,000, bringing the total shares authorized for issuance under the Option Plan to 1,500,000, and to make certain other changes. See Proposal 2.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended June 30, 1997 to each of the Named Executive Officers:

                                  INDIVIDUAL                                                         POTENTIAL REALIZABLE
                                    GRANTS                                                             VALUE AT ASSUMED
                                 -------------                                                         ANNUAL RATES OF
                                   NUMBER OF    PERCENTAGE OF                                            STOCK PRICE
                                  SECURITIES    TOTAL OPTIONS                                          APPRECIATION FOR
                                  UNDERLYING     GRANTED IN     EXERCISE     MARKET                   OPTION TERM ($)(3)
                                    OPTIONS        FISCAL         PRICE       PRICE     EXPIRATION   --------------------
NAME(1)                           GRANTED(1)       1997(2)       ($/SH)      ($/SH)        DATE         5%         10%
-------------------------------  -------------  -------------  -----------  ---------  ------------  ---------  ---------
W. Kent Hardwick...............       70,000          28.23        6.1875      6.1875    10/13/2006    272,390    690,290

------------------------

(1) These options become exercisable in 54 equal monthly installments beginning with the seventh month from the date of grant.

(2) Based on a total of 248,000 options granted to employees during the fiscal year ended June 30, 1997.

(3) The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of five percent and ten percent used pursuant to rules promulgated by the Commission. The potential realizable value is calculated by assuming that the market price per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

    The following tables show for the fiscal year ended June 30, 1997, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND JUNE 30, 1997 OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                     ----------------------------------------------------------------------------------
                                                                   UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT JUNE 30,       IN-THE-MONEY OPTIONS AT
                                        SHARES         VALUE              1997(#)               JUNE 30, 1997($)(2)
                                      ACQUIRED ON    REALIZED    --------------------------  --------------------------
NAME                                  EXERCISE(#)     ($)(1)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
B. Kevin Kelly.....................       --            --          152,898        126,916      527,270        234,561

Philip S. Bushnell.................        6,000        27,533       39,614         81,930       83,693        117,298

W. Kent Hardwick...................       --            --           13,910         76,090       40,305         17,481

------------------------

(1) Based on the fair market value of the Company's Common Stock on the dates of exercise minus the exercise price.

(2) Based on the closing price of the Company's Common Stock on June 30, 1997 ($4.875 per share) minus the exercise price.

                     CHANGE-IN-CONTROL SEVERANCE AGREEMENTS

    In October 1995, the Company entered into change-in-control severance agreements (the "Severance Agreements") with Mr. Kelly and Mr. Bushnell. Pursuant to the Severance Agreements, if the employment of Mr. Kelly or Mr. Bushnell is either involuntarily terminated by the Company without cause, or voluntarily terminated by resignation of Mr. Kelly or Mr. Bushnell for good reason within 12 months following a change-in-control, then the terminated executive will be entitled to severance compensation and benefits, including a lump sum payment of 18 months of base salary for Mr. Kelly and 12 months of base salary for Mr. Bushnell (an aggregate amount equal to $300,000 for Mr. Kelly and $150,000 for Mr. Bushnell, subject to salary adjustments), payment of health benefit premiums for 18 months for

Mr. Kelly and 12 months for Mr. Bushnell, a severance bonus (equal to the bonus that would have been payable had the executive worked the entire year, pro rated by the number of days worked), and acceleration of vesting of all outstanding stock options. As set forth in more detail in the Severance Agreements: a "change-in-control" transaction is defined as any capital transaction or reorganization in which ownership of more than 50% of the Company's voting shares changes; "cause" is defined as conviction of a crime or participation in fraud against the Company or gross unfitness to serve as determined by the Board of Directors. "Good reason" is a reduction in compensation, benefits or responsibilities.

    In October 1997, the Company entered into a change-in-control severance agreement (the "Severance Agreement") with Mr. Hardwick. Pursuant to the Severance Agreement, if the employment of Mr. Hardwick is either involuntarily terminated by the Company without cause, or voluntarily terminated by resignation of Mr. Hardwick for good reason within 13 months following a change-in-control, then Mr. Hardwick will be entitled to severance compensation and benefits, including a lump sum payment of 13 months of base salary (an aggregate amount equal to $173,334, subject to salary adjustments), payment of health benefit premiums for 13 months, a severance bonus (equal to the bonus that would have been payable had the executive worked the entire year, pro rated by the number of days worked), and acceleration of vesting of all outstanding stock options

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee of the Board of Directors (the "Committee") is composed of Messrs. Bernard and Cummins, none of whom has been an officer or employee of the Company. The Committee is responsible for establishing the Company's compensation programs for executive officers.

COMPENSATION PHILOSOPHY

    The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets.

    BASE SALARY. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other publicly traded electronics manufacturing companies with capitalizations similar to that of the Company. Based upon such surveys, the executive officers' salaries are in the middle of the range established by comparable companies in the electronics manufacturing industry.

    BONUS. The Company adopted a formal bonus program in fiscal 1995 and continued such program in 1996 and 1997. The bonus program is a variable pay program through which executive officers and key managers of the Company may earn additional compensation. It is the Committee's philosophy that bonuses when combined with salaries create total compensation which is competitive with other similar electronics manufacturing companies. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. The Company's performance objectives include operating, strategic and financial goals considered critical to the Company's fundamental long-term goal of building stockholder value. In fiscal 1997, the Compensation Committee adopted a formula for awarding executive bonuses. Based on the Company's performance in fiscal 1997, bonuses were not awarded under the bonus program in any quarter. The Company did award a relocation bonus to Mr. Hardwick in connection with his relocation to Northern California. For fiscal 1998, the primary objective of the bonus program is the attainment of certain levels of pre-tax income and earnings per share.

    OPTION PLAN. The Option Plan offered by the Company has been established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company.

    Periodic grants of stock options are generally made to all eligible employees, with additional grants being made to certain employees upon commencement of employment and occasionally following a significant change in job responsibilities, scope or title. Stock options granted generally have a five-year

------------------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "1993 Act"), or the Securities Exchange Act of 1934 (the "1934 Act"), whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

vesting schedule and expire ten years from the date of grant. The exercise price of options granted under the stock option plans is usually 100% of fair market value of the underlying stock on the date of grant.

    Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a formula established by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options and the total number of stock options to be awarded. After considering the criteria relating to awarding stock options, the Committee awarded options to the Named Executive Officers in October 1993 (fiscal 1994), September 1994 (fiscal 1995) and September 1995 (fiscal 1996). Only Mr. Hardwick was granted an option during fiscal 1997 in connection with his appointment as Vice President, Sales and Marketing. No other executive officers were awarded stock options during fiscal 1997.

    Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The stockholders approved an amendment to the Option Plan which allows compensation recognized as a result of stock options granted under the plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant to be treated as "performance-based compensation" and thus deductible by the Company.

CEO COMPENSATION

    The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with other public electronics manufacturing companies as described above and is set in the middle of the range established by those companies. In awarding stock options, the Committee considers the CEO's performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted. The CEO's salary was not increased during fiscal 1997. The CEO was awarded stock options in October 1993 (fiscal 1994), September 1994 (fiscal 1995) and November 1995 (fiscal 1996). The CEO was not awarded stock options in fiscal 1997. The CEO was not granted a bonus in fiscal 1997 as the Company did not meet the criteria of the bonus program described above. As described above, in determining where the CEO's total compensation is set within the middle of the ranges and in light of the considerations described above, the Committee by necessity makes certain subjective evaluations. Compared to other companies surveyed by the Company, the CEO's salary, bonus and stock options are in the mid-range.

CONCLUSION

    Through the plans described above, a significant portion of the Company's compensation program and the CEO's and the other executive officers' compensation are contingent on Company performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation.

                                          COMPENSATION COMMITTEE

                                          Thomas J. Bernard, Chairman

                                          Robert P. Cummins

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

    The following chart shows the value of an investment of $100 on June 3, 1994 (the date of the Company's initial public offering) in cash of (i) the Company's Common Stock, (ii) the Nasdaq Stock market index, and (iii) an index based on companies in a group of public companies in the Company's industry (Standard Industrial Classification--Electronic Components). All values assume reinvestment of the full amount of all dividends and are calculated as of June 30, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  SIGMA     NASDAQ      3670
June 3, 1994      $100.00    $100.00    $100.00
June 30, 1994      $90.91     $96.34     $94.40
June 30, 1995     $109.09    $128.60    $194.58
June 30, 1996     $236.36    $165.11    $205.72
June 30, 1997     $177.27    $200.78    $337.44

------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

    The Company's Bylaws provide that the Company shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent not prohibited by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers.

    In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    On July 1, 1995, the Company entered into a consulting agreement with Mr. Cummins which provides for a monthly payment of $2,500 to Mr. Cummins in exchange for certain consulting services. The Company has renewed such agreement for one year periods on July 1, 1996 and July 1, 1997.

    On September 30, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of Citation Circuits, Inc., Citation Enterprises, Inc. and Citron Inc. (collectively, the "Citation Companies"), all of which were owned by Mr. Brockl. The purchase price for the Citation Companies included two 12% subordinated notes totaling $4,092,000, of which $1,500,000 was convertible to 200,000 shares of Common Stock. On May 21, 1997, in connection with a debt refinancing (including unpaid interest), the Company paid to Mr. Brockl $3,025,906 of the $4,825,906 and issued a four year $1,800,000 convertible subordinated note for the balance due (the "Note"). This subordinated note is convertible into a maximum of 400,000 shares of the Company's Common Stock at $4.50 per share at the option of Mr. Brockl based upon certain defined criteria. The maximum number of shares that may be converted are 200,000 in each of the two year periods of the note's contractual term. The Company can repay Brockl $900,000 prior to the two year period (it has the option to avoid conversion on 200,000 shares which are convertible after May 21,
1999). The Note bears interest of 10% per annum paid monthly in arrears. In connection with the issuance of the $1,800,000 convertible subordinated note, the Company paid to Mr. Brockl an $18,000 loan fee equal to 1% of the principal amount.

    In connection with the Citation Acquisition, Mr. Brockl became an employee of the Company. Mr. Brockl is no longer an employee of the Company. Mr. Brockl's annual salary was $150,000 as an employee of Sigma and he received an option to purchase 60,000 shares of Common Stock at an exercise price of $6.875 per share. Upon termination of Mr. Brockl's employment, he was granted severance pay equal to three months salary. Mr. Brockl also entered into a noncompetition agreement with the Company pursuant to which Mr. Brockl has agreed not to compete with the Company for a period of two years from the date of his termination as either an employee of, or consultant to, the Company.

    The Company believes that the foregoing transactions were in its best interests. As a matter of policy these transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be, approved by a majority of the disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                               [SIGNATURE]

                                          Philip S. Bushnell

                                          SECRETARY

November 6, 1997

    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, SIGMA CIRCUITS, INC., 393 MATHEW STREET, SANTA CLARA, CALIFORNIA 95050.